Exhibit 9

GUARANTY, PLEDGE AND REPAYMENT AGREEMENT

This Guaranty, Pledge and Repayment Agreement is made as of January 2, 2025 (this “Agreement”) by and among Burkhan LLC, a Delaware limited liability company (“Debtor”), and Bess Ventures and Advisory, LLC (the “Secured Party”).

A. Burtech LP LLC (the “Borrower”) and the Secured Party are parties to (i) that certain 10% Promissory Note Due March 31, 2024, dated as of January 19, 2024 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “First Loan Agreement”) pursuant to which the Secured Party advanced $13,000,000 to the Borrower for the purposes of making an investment in Blaize, Inc. (the “Target”) and (ii) Promissory Note Agreement, dated as of the date hereof, by and between Debtor and the Secured Party (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Second Loan Agreement”) pursuant to which the Secured Party will advance $12,000,000 for the purposes of making an investment in BurTech Acquisition Corp. (the “SPAC”).

B. The Borrower defaulted with respect to certain obligations under the First Loan Agreement. Pursuant to that certain Forbearance Agreement, dated as of September 16, 2024 (the “First Forbearance Agreement”), the Secured Party agreed to forbear on the exercise of its remedies with respect to such default, which forbearance would expire on January 6, 2025 pursuant to the terms of the First Forbearance Agreement.

C. The Borrower has requested that the Secured Party extend the forbearance period pursuant to that certain Second Forbearance Agreement and Omnibus Amendment, dated as of the date hereof (the “Second Forbearance Agreement”), and extend additional credit pursuant to the Second Loan Agreement (in, each case, on the terms and conditions set forth therein). It is a condition of (i) the forbearance and other amendments under the Second Forbearance Agreement and (ii) the extensions of credit under the Second Loan Agreement, that Debtor guarantee and grant security over the Collateral (as defined below) to secure the Borrower’s obligations with respect to the First Loan Agreement and the Second Loan Agreement.

D. The Borrower is the SPAC sponsor with respect to the proposed SPAC transaction contemplated in that certain Agreement and Plan of Merger, by and among, the SPAC, Burtech Merger Sub Inc., the Company and Burkhan Capital LLC, dated as of December 22, 2023.

E. Debtor is an affiliate of Borrower and investor in the SPAC and will derive direct and indirect benefits from entering into the transactions contemplated under the First Loan Agreement, including the Second Forbearance Agreement, and the Second Loan Agreement.

Debtor and the Secured Party hereby agree as follows:

I. CERTAIN DEFINITIONS. Except as otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in the applicable Loan Agreement, as the context provides.

II. GUARANTY

A. Guaranty. Debtor hereby irrevocably and unconditionally guarantees to the Noteholder the prompt and complete payment and performance in full (not of collection) of (i) the “Obligations” as defined in the First Loan Agreement, (ii) the “Obligations as defined in the Second Loan Agreement when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute (the “Bankruptcy Code”)) (the “Guaranty”). The maximum liability of Debtor hereunder shall in no event exceed the amount which can be guaranteed by Debtor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section II.B); provided, that Debtor agrees that the Secured Obligations may at any time and from time to time exceed the amount of the liability of Debtor hereunder without impairing the guarantee contained in this Section II or affecting the rights and remedies of the Secured Party hereunder.

B. Right of Contribution. If in connection with any payment made by Debtor hereunder any rights of contribution arise in favor of Debtor against one or more other guarantors of the Secured Obligations, such rights of contribution shall be subject to the terms and conditions of Section II.C. The provisions of this Section II.B shall in no respect limit the obligations and liabilities of Debtor to the Secured Party, and Debtor shall remain liable to the Secured Party for the full amount guaranteed by Debtor hereunder.

C. No Subrogation. Notwithstanding any payment made by any guarantor or any setoff or application of funds of any guarantor by the Secured Party, Debtor shall not be entitled to be subrogated to any of the rights of the Secured Party against the Borrower or any guarantor or any collateral or guarantee or right of offset held by the Secured Party for the payment of the Secured Obligations, nor shall Debtor seek or be entitled to seek any contribution or reimbursement from the Borrower or any guarantor in respect of payments made by such Debtor hereunder, in each case, until payment and/or performance in full of the Secured Obligations (other than inchoate indemnity obligations) (the “Discharge of Obligations”). If any amount shall be paid to Debtor on account of such subrogation rights at any time prior to the Discharge of Obligations, such amount shall be held by Debtor in trust for the Secured Party, shall be segregated from other funds of Debtor, and shall, forthwith upon receipt by Debtor, be turned over to the Secured Party in the exact form received by Debtor (duly indorsed, if required), to be applied to repay the Secured Obligations irrespective of the occurrence or the continuance of any Event of Default.

D. Amendments, etc. with respect to the Secured Obligations. Debtor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Debtor and without notice to or further assent by Debtor, any demand for payment of any of the Secured Obligations made by the Secured Party may be rescinded by the Secured Party and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Secured Party, and the First Loan Agreement, Second Loan Agreement, the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Secured Party may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. The Secured Party shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Secured Obligations or for the guarantee contained in this Section II or any property subject thereto.

E. Guarantee Absolute and Unconditional; Guarantor Waivers; Guarantor Consents. Debtor waives any and all notice of the creation, renewal, extension or accrual of any of the Secured Obligations and notice of or proof of reliance by the Secured Party upon the guarantee contained in this Section II or acceptance of the guarantee contained in this Section II. The Secured Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, restated or waived, in reliance upon the guarantee contained in this Section II and all dealings between the Borrower and Debtor, on the one hand, and the Secured Party, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section II. Debtor further waives:

(i) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or Debtor with respect to the Secured Obligations;

(ii) any right to require the Secured Party to marshal assets in favor of the Borrower, Debtor, or any other Person, to proceed against the Borrower or any other Person, to proceed against or exhaust any of the Collateral, to give notice of the terms, time and place of any public or private sale of personal property security constituting the Collateral or other collateral for the Secured Obligations or to comply with any other provisions of Section 9-610 through 9-613 of the UCC (or any equivalent provision of any other applicable law) or to pursue any other right, remedy, power or privilege of the Secured Party whatsoever;

(iii) any defense arising by reason of any lack of corporate or other authority or any other defense of the Borrower, Debtor, any other guarantor, or any other Person;

(iv) any defense of the statute of limitations available to the Borrower or Debtor in any action hereunder or for the collection or performance of the Secured Obligations;

(v) any rights to set-offs and counterclaims (other than the Discharge of Obligations); and

(vi) without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that Debtor may derive from or be afforded by applicable law that limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement, including all rights and defenses (x) arising out of an election of remedies by the Secured Party, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, extinguishes Debtor’s rights of subrogation and reimbursement against any Person or (y) relating to any suretyship defenses available to it under the UCC or any other applicable law.

Debtor understands and agrees that the guarantee contained in this Section II shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity or enforceability of the First Loan Agreement, Second Loan Agreement or any other Loan Document, any of the Secured Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Secured Party, (ii) any defense, setoff or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower, Debtor or any other Person against the Secured Party, (iii) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, Debtor or any other Person) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower, Debtor and any other guarantors for the Secured Obligations, or of Debtor under the guarantee contained in this Section II, in bankruptcy or in any other instance, subject only to the termination or release of Debtor’s obligations in accordance with the terms hereunder, (iv) any insolvency proceeding with respect to the Borrower, Debtor or any other Person, (v) any merger, acquisition, consolidation or change in structure of the Borrower, Debtor or any other Person, or any sale, lease, transfer or other disposition of any or all of the assets or Voting stock of the Borrower, Debtor or any other Person, subject only to the termination or release of Debtor’s obligations in accordance with the terms hereunder, (vi) any assignment or other transfer, in whole or in part, of the Secured Party’s interests in and rights under this Agreement or any other Loan Document, including the Secured Party’s right to receive payment of the Secured Obligations, or any assignment or other transfer, in whole or in part, of the Secured Party’s interests in and to any of the Collateral, (vi) the Secured Party’s vote, claim, distribution, election, acceptance, action or inaction in any insolvency proceeding related to any of the Secured Obligations, and (vii) any other guaranty, whether by Debtor or any other Person, of all or any part of the Secured Obligations or any other indebtedness, obligations or liabilities of Debtor to the Secured Party.

When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Debtor, the Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, Debtor or any other Person or against any collateral security or guarantee for the Secured Obligations or any right of offset with respect thereto. Any failure by the Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, Debtor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, Debtor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve Debtor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Secured Party against Debtor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

Debtor further unconditionally consents and agrees that, without notice to or further assent from Debtor: (a) the principal amount of the Secured Obligations may be increased or decreased and additional indebtedness or obligations of the Borrower or any other Persons under the Loan Documents may be incurred, by one or more amendments, modifications, renewals or extensions of any Loan Document or otherwise; (b) the time, manner, place or terms of any payment under any Loan Document may be extended or changed, including by an increase or decrease in the interest rate on any Secured Obligation or any fee or other amount payable under such Loan Document, by an amendment, modification or renewal of any Loan Document or otherwise; (c) the time for the Borrower’s (or any other party’s) performance of or compliance with any term, covenant or agreement on its part to be performed or observed under any Loan Document may be extended, or such performance or compliance waived, or failure in or departure from such performance or compliance consented to, all in such manner and upon such terms as the Secured Party may deem proper; (d) in addition to the Collateral, the Secured Party may take and hold other security (legal or equitable) of any kind, at any time, as collateral for the Secured Obligations, and may, from time to time, in whole or in part, exchange, sell, surrender, release, subordinate, modify, waive, rescind, compromise or extend such security and may permit or consent to any such action or the result of any such action, and may apply such security and direct the order or manner of sale thereof; (e) the Secured Party may discharge or release, in whole or in part, any other guarantor or any other Person liable for the payment and performance of all or any part of the Secured Obligations, and may permit or consent to any such action or any result of such action, and shall not be obligated to demand or enforce payment upon any of the Collateral, nor shall the Secured Party be liable to Debtor for any failure to collect or enforce payment or performance of the Secured Obligations from any Person or to realize upon the Collateral; and (f) the Secured Party may request and accept other guaranties of the Secured Obligations and any other indebtedness, obligations or liabilities of the Borrower or Person to any Secured Party and may, from time to time, in whole or in part, surrender, release, subordinate, modify, waive, rescind, compromise or extend any such guaranty and may permit or consent to any such action or the result of any such action; in each case (a) through (f), as the Secured Party may deem advisable, and without impairing, abridging, releasing or affecting this Agreement.

III. SECURITY AGREEMENT.

A. Grant. Debtor, for valuable consideration, the receipt of which is acknowledged, hereby grants to the Secured Party a continuing security interest in and Lien on all of the property described on Exhibit A attached hereto (the “Collateral”) now owned or at any time hereafter acquired by Debtor or in which Debtor now has or at any time in the future may acquire any right, title or interest.

B. Debtor Remains Liable. Anything herein to the contrary notwithstanding, (i) Debtor shall remain liable under any contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Secured Party of any of the rights hereunder shall not release Debtor from any of its duties or obligations under such contracts, agreements and other documents included in the Collateral, and (iii) the Secured Party shall not have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Secured Party be obligated to perform any of the obligations or duties of Debtor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

C. Obligations Secured; Continuing Security Interest. The security interest granted hereby secures the full and timely payment of all Secured Obligations. Debtor agrees that this Agreement shall create a continuing security interest in the Collateral which shall remain in effect until the Discharge of Obligations. “Secured Obligations” means, collectively, (i) the “Obligations” as defined in the First Loan Agreement, (ii) the “Obligations as defined in the Second Loan Agreement, and (iii) the obligations of Debtor hereunder.

IV. DEBTOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS. Debtor hereby represents, warrants and covenants to the Secured Party that:

A. Debtor’s principal place of business is 1300 Pennsylvania Ave NW, Suite 700, Washington, DC 20004, and Debtor keeps its records concerning accounts, contract rights and other property at that location. Other than with respect to information disclosed to the Secured Party as of the date hereof, Debtor will notify the Secured Party promptly following the establishment of any new place of business where any of the Collateral is kept, except if moved in the ordinary course of business. Debtor is a limited liability company organized under the laws of the State of Delaware. Debtor will notify the Secured Party promptly following a change to either its form or jurisdiction of organization.

B. Debtor will at all times keep in a manner reasonably satisfactory to the Secured Party accurate and complete records of the Collateral and shall do and perform all reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral. Debtor shall not amend, waive, consent or otherwise modify the terms of any agreement, right or obligation incorporated in the Collateral without the prior written consent of the Secured Party.

C. Debtor shall not use the Collateral in violation of any applicable statute, ordinance, law or regulation or in violation of any insurance policy maintained by Debtor with respect to the Collateral, in each case to the extent such violation would reasonably be likely to result in a material adverse effect on Debtor.

D. Debtor shall reasonably defend any action, suit or proceeding which may affect to a material extent its title to, right or interest in or the Secured Party’s security interests in the Collateral and shall defend against the claims and demands of all Persons whomsoever in the Collateral. Debtor shall not do anything to impair in any material respect the rights of the Secured Party in the Collateral.

E. Other than financing statements, security agreements, chattel mortgages, assignments, fixture filings and other agreements or instruments executed, delivered, filed or recorded for the purpose of granting or perfecting any Lien (collectively, “Financing Statements”) in favor of the Secured Party, no effective Financing Statement naming Debtor as debtor, assignor, grantor, mortgagor, pledgor or the like and covering all or any part of the Collateral is on file in any filing or recording office in any jurisdiction.

F. Debtor will (i) notify the Secured Party of any material claim made or asserted against the Collateral by any Person or other event that could materially adversely affect the value of the Collateral or the Secured Party’s Lien thereon; (ii) furnish to the Secured Party such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as the Secured Party may reasonably request, all in reasonable detail; and (iii) upon the reasonable request of the Secured Party make such demands and requests for information and reports as Debtor is entitled to make in respect of the Collateral.

G. Debtor agrees with regard to the Collateral, unless the Secured Party agrees otherwise in writing: (i) that, following the occurrence of an Event of Default that continues, the Secured Party is authorized to notify any account debtors, any buyers of the Collateral, or any other persons of the Secured Party’ interest in the Collateral; (ii) where applicable, to operate the Collateral in accordance with all material applicable statutes, rules and regulations relating to the use and control of the Collateral, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried; (iii) not to remove the Collateral from the Debtor’s premises except in the ordinary course of the Debtor’s business; (iv) to pay when due all material license fees, registration fees and other charges in connection with any Collateral; (v) [reserved]; (vi) [reserved]; (vii) to permit the Secured Party to inspect the Collateral during normal business hours, upon reasonable advance notice; (viii) to keep, in accordance with generally accepted accounting principles, complete and accurate books and records regarding all the Collateral, and to permit the Secured Party to inspect the same and make copies at any reasonable time; (ix) to receive and use reasonable diligence to collect the Collateral consisting of accounts and other rights to payment and proceeds, and following the occurrence of an Event of Default that continues, to receive and collect the same in trust and as the property of the Secured Party and to immediately endorse as appropriate and deliver such Collateral to the Secured Party daily in the exact form in which they are received together with a collection report in form satisfactory to the Secured Party; (x) not to commingle the Collateral, or collections with respect to the Collateral, with other property; (xi) [reserved]; (xii) [reserved]; (xiii) [reserved]; and (xiv) to keep all the Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all the Collateral free and clear of all defenses, rights of offset and counterclaims.

V. FINANCING STATEMENTS. Debtor shall at its cost execute any Financing Statement in respect of any security interest created pursuant to this agreement that may at any time be required or that, in the reasonable opinion of the Secured Party, may at any time be desirable. If any recording or filing thereof (or the filing of any statements of continuation or assignment of any Financing Statement) is required to protect and preserve such Lien, Debtor shall at its cost execute the same at the time and in the manner requested by Secured Party (or any counsel on behalf of the Secured Party). To the fullest extent permitted by applicable law, Debtor hereby authorizes the Secured Party (or any counsel on behalf of the Secured Party) to prepare and file the Financing Statement substantially in the form attached hereto as Exhibit B and any other Financing Statements authorized hereunder without the signature of Debtor. Debtor shall(i) within five (5) business days following the Effective Date, deliver an original stock power, executed in blank with respect to the shares in the SPAC constituting Collateral and (ii) use best efforts to deliver, as soon as practicable following the Effective Date, either (x) original stock certificates representing the shares in the SPAC constituting Collateral or (y) a control agreement in a form reasonably satisfactory to the Secured Party executed by any applicable securities intermediary holding the shares in the SPAC constituting Collateral.

VI. DEBTOR’S RIGHTS UNTIL DEFAULT; REPAYMENT OBLIGATION

A. Subject to the following Section VI.B, so long as an Event of Default does not exist and subject to any restrictions herein and in any other Loan Document, Debtor shall have the right to possess the Collateral and manage its property.

B. Debtor shall be permitted to dispose of the Collateral pursuant to bona fide sales on arms’ length terms; provided, that upon the receipt of proceeds from any such sale of the Collateral, Debtor shall cause such proceeds to be promptly (and in any event, within two (2) Business Days following the receipt thereof) turned over to the Secured Party to be applied (i) first, to repay the outstanding Obligations under the Second Loan Agreement, and (ii) once the outstanding Obligations under the Second Loan Agreement are paid in full, then to repay the outstanding Obligations under the First Loan Agreement.

VII. RIGHTS AND REMEDIES ON EVENT OF DEFAULT.

A. Upon the occurrence and during the continuation of an Event of Default, the Secured Party shall have the right to declare all Secured Obligations to be immediately due and payable and the Secured Party may exercise any and all rights and remedies hereunder or under applicable law (including the UCC); provided, however, if any Event of Default occurs as a consequence of the commencement of a bankruptcy or other insolvency proceeding by or against Debtor, all of the Secured Obligations shall be automatically and immediately due and payable without further action or demand. Without limiting the generality of the foregoing, the Secured Party shall have the right to sell or otherwise dispose of all or any part of the Collateral, either at public or private sale, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such terms and conditions, all as the Secured Party, in its sole discretion, may deem advisable, and the Secured Party shall have the right to purchase at any such sale. Debtor agrees that a notice sent at least ten days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made shall be reasonable notice of such sale or other disposition. The proceeds of any such sale, or other Collateral disposition shall be applied: first, to the expenses of retaking, holding, storing, processing and preparing for sale, selling, and the like, and to the Secured Party’s reasonable attorneys’ fees and legal expenses; second, to the Secured Party in satisfaction of the then unpaid Secured Obligations; and third, to Debtor or as otherwise required by law. If, upon the sale or other disposition of the Collateral, the proceeds thereof are insufficient to pay all amounts to which the Secured Party are legally entitled, Debtor shall be liable for the deficiency, together with interest thereon at the rates set forth in the Loan Agreement, and the reasonable fees of any attorneys the Secured Party employs to collect such deficiency; provided, however, that the foregoing shall not be deemed to require the Secured Party to resort to or initiate proceedings against the Collateral prior to the collection of any such deficiency from Debtor. To the extent permitted by applicable law, Debtor waives all claims, damages and demands against the Secured Party arising out of the retention or sale or lease of the Collateral or other exercise of the Secured Party’s rights and remedies with respect thereto. “UCC” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the “UCC” is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, the Secured Party’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions. The rights and remedies with respect to Debtor and the Collateral, whether established hereby or by any other agreements, instruments or documents or by law, shall be cumulative and may be exercised singly or concurrently, and are not exclusive of any other rights or remedies provided under any other agreement, instrument or document to which Debtor is a party or by which it or any of the Collateral is bound or by law or equity.

B. Debtor will upon request promptly execute and deliver all further instruments and documents and take all further action that the Secured Party may reasonably request in order to perfect, protect and maintain the priority of the security interest granted by this Agreement and to enable the Secured Party to exercise and enforce its rights and remedies under this Agreement.

C. Debtor hereby waives (a) the right to require the Secured Party to proceed against any other person or against any other collateral it may hold; (b) presentment, protest and notice of protest, demand and notice of nonpayment, demand of performance, notice of sale, and advertisement of sale, (c) following an Event of Default that is continuing, any right to the benefit of or to direct the application of any of the Collateral until the Discharge of Obligations, and (d) any defenses which may arise by reason of, or be based on, lack of diligence in collection.

D. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all of Debtor’s right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the Collateral sold, and shall be a perpetual bar, both at law and in equity, against Debtor, its successors and assigns, and against all Persons claiming the Collateral sold or any part thereof under, by or through Debtor, its successors or assigns.

E. Debtor appoints the Secured Party, and any trustee, authorized agent or designee of the Secured Party, with full power of substitution, as Debtor’s true and lawful attorney-in-fact, effective as of the date hereof, with power, upon the Secured Party’s election, in its own name or in the name of Debtor, during the continuance of an Event of Default, (i) to endorse any notes, checks, drafts, money orders, or other instruments of payment in respect of the Collateral that may come into the Secured Party’ possession, (ii) to sign and endorse any drafts against Debtor, assignments, verifications and notices in connection with accounts, and other documents relating to Collateral; (iii) to pay or discharge taxes or Liens at any time levied or placed on or threatened against the Collateral; (iv) to demand, collect, issue receipt for, compromise, settle and sue for monies due in respect of the Collateral; (v) to notify Persons obligated with respect to the Collateral to make payments directly to the Secured Party; and, (vi) generally, to do, at the Secured Party’s option and at Debtor’s expense, at any time, or from time to time, all acts and things that the Secured Party deems reasonably necessary to protect, preserve and realize upon the Collateral and the Secured Party’s security interest therein to effect the intent of this Agreement, all as fully and effectually as Debtor might or could do; and Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney grants rights that are coupled with an interest and shall be irrevocable as long as any of the Secured Obligations are outstanding.

F. All of the Secured Party’s rights and remedies with respect to the Collateral, whether established hereby or by any other agreements, instruments or documents or by law shall be cumulative and may be exercised singly or concurrently.

VIII. SECURED PARTY’ RIGHTS; DEBTOR WAIVERS.

A. The Secured Party’ acceptance of partial or delinquent payment from Debtor under the Loan Agreement or hereunder, or the Secured Party’s failure to exercise any right hereunder, shall not constitute a waiver of any obligation of Debtor hereunder, or any right of the Secured Party hereunder, and shall not affect in any way the right to require full performance at any time thereafter.

B. Debtor waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling of the Collateral or other collateral or security for the Secured Obligations; (ii) any right to require the Secured Party (A) to proceed against any Person, (B) to exhaust any other collateral or security for any of the Secured Obligations, (C) to pursue any remedy in the Secured Party’s power, or (D) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against the Secured Party arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral.

C. Debtor hereby agrees to indemnify the Secured Party, its principals and agents (the “Indemnified Parties”) for, and agrees to protect and hold each of them harmless from and against, any and all liabilities, obligations, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees), causes of action, suits, claims, demands and judgments of any nature or description whatsoever, which may at any time be imposed upon, incurred by or awarded against any Indemnified Party (other than as a result of such Indemnified Party’s own gross negligence or willful misconduct) as a result of the grant to the Secured Party of any interest in or to any of the Collateral or in connection with this Agreement and the exercise by the Secured Party of all rights in the Collateral arising under this Agreement.

IX. TERMINATION; REINSTATEMENT

A. Termination. Upon the payment Discharge of Obligations, and subject to Section IX.B herein, this Agreement and the security interest and all other rights granted hereby shall automatically terminate and all rights to the Collateral shall revert to Debtor without any further action of the Secured Party. Upon any such termination, the Secured Party shall authorize Debtor to file any UCC-3 or other termination statements to evidence such termination, to release all security interest on the Collateral and to return such Collateral to Debtor. Furthermore, the Secured Party shall, at Debtor’s expense and upon its written direction, execute and deliver to Debtor such documents (including UCC-3 termination statements) as Debtor shall reasonably request to evidence such termination, to release all security interest on the Collateral and to return such Collateral to Debtor.

B. Reinstatement. This Agreement and the obligations of Debtor hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Debtor or as a result of any settlement or compromise with any person (including Debtor) in respect of such payment, and Debtor shall pay the Secured Party on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by the Secured Party in connection with such rescission or restoration.

X. MISCELLANEOUS.

A. Amendment and Waiver. Neither this Agreement nor any part hereof may be changed, waived, or amended except by an instrument in writing signed by the Secured Party and Debtor; and waiver on one occasion shall not operate as a waiver on any other occasion.

B. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses shown below such parties signature hereunder (or at such other addresses as shall be specified by notice given in accordance with this Section XI(C)).

C. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of, the successors and assigns of the parties hereto.

D. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, portable document format (.pdf) or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

E. Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

F. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

G. Governing Law; Venue; Jury Trial Waiver. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of New York, without giving effect to the principles of conflicts of laws which would give rise to the application of the domestic substantive law of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts sitting in New York, New York for any action, suit or proceeding arising out of or related hereto. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Each Party hereby knowingly, voluntarily and intentionally waives any right (to the fullest extent permitted by applicable law) to a trial by jury of any dispute arising out of, under or relating to, this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury. Notwithstanding the preceding sentence, the Debtor consents to the Secured Party commencing an action or suit in any jurisdiction where any Collateral is located, and the Debtor waivers described in the preceding sentence apply to any such action or suit filed by the Secured Party. The provisions of this section are material inducements to the Secured Party’ acceptance of this Agreement.

H. Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Secured Party, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

DEBTOR:

BURKHAN LLC

By:	/s/ Shahal Khan
Name:	Shahal Khan
Title:	Managing Member

Address:
Burkhan LLC
5601 Arbor Lane
Coral Gables, FL 33156
Attention: Shahal Khan
Email: ****

Signature Page to Security Agreement

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

SECURED PARTY:

BESS VENTURES AND ADVISORY, LLC, a
Florida limited liability company

By:	/s/ Lane Bess
Name:	Lane Bess
Title:	Owner-Manager

Address:	1928 Sunset Harbour Drive
Miami Beach, FL 33139

Email Address: ****

Signature Page to Security Agreement

EXHIBIT A

COLLATERAL DESCRIPTION

The Collateral consists of all of Debtor’s right, title and interest in and to the following personal property and assets (both tangible and intangible) whether now owned or hereafter acquired, wherever located:

(a) 2,000,000 shares of Class A Common Stock of BurTech Acquisition Corp.; and

(b) All Debtor’s books and records relating to the foregoing, and any and all claims, rights and interests in any of the above and all Proceeds, substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, and insurance proceeds of any or all of the foregoing.

Terms used in this Exhibit A but not defined shall have the meaning given to such terms in the UCC.

EXHIBIT B

FINANCING STATEMENT